Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-190515, 333-200186, 333-206454 and 333-214394) on Form S-3 and (No. 333-192501) on Form S-8 of Tiptree Inc. of our reports dated March 13, 2017, with respect to the consolidated balance sheets of Tiptree Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Tiptree Inc.

/s/ KPMG LLP
March 13, 2017